Exhibit 99.3
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Polaris Parent Corp.:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Polaris Parent Corp. and its subsidiaries (“the Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Chicago, IL
July 30, 2020
We have served as the Company’s or its predecessor’s auditor since 2009.

Polaris Parent Corp.
Consolidated Balance Sheets
($ in thousands, except share and per share data)
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$21,825	$5,014
Trade accounts receivable, net	77,071	82,350
Prepaid expenses and other current assets	5,032	7,885
Prepaid software and maintenance	9,556	9,723
Prepaid taxes	2,130	704
Total current assets	115,614	105,676
Property and equipment, net	177,992	168,486
Operating lease right-of-use assets	29,998	—
Goodwill	4,142,013	4,142,013
Client relationships intangible, net	3,135,782	3,410,049
Provider network intangible, net	683,561	743,347
Other intangibles, net	67,300	67,300
Other assets	8,151	6,102
Total assets	$8,360,411	$8,642,973
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,565	$10,852
Accrued interest	17,966	18,905
Operating lease obligation	9,521	—
Accrued compensation	26,311	12,902
Accrued legal	10,038	10,451
Accrued administrative fees	3,861	3,975
Other accrued expenses	8,524	8,077
Total current liabilities	85,786	65,162
Long-term debt	5,397,122	5,603,413
Operating lease obligation	23,086	—
Deferred income taxes	869,199	980,603
Other long-term liabilities	—	3,407
Total liabilities	6,375,193	6,652,585
Commitments and contingencies (Note 12)
Shareholders’ equity:
Shareholder interests
Common stock, par value $0.001; 1,000 shares authorized (500 Series A and 500 Series B); 5 shares of Series A and 5 shares of Series B issued and outstanding as of December 31, 2019 and 2018	—	—
Contributed capital	1,347,656	1,362,536
Retained earnings	637,562	627,852
Shareholders’ equity	1,985,218	1,990,388
Total liabilities and shareholders’ equity	$8,360,411	$8,642,973

The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Consolidated Statements of Income and Comprehensive Income
($ in thousands, except share and per share data)
	Years Ended December 31,
	2019	2018	2017
Revenues	$982,901	$1,040,883	$1,067,266
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	149,607	149,463	193,655
General and administrative expenses	75,225	77,558	122,920
Depreciation	55,807	52,268	53,002
Amortization of intangible assets	334,053	334,053	334,053
Total expenses	614,692	613,342	703,630
Operating income	368,209	427,541	363,636
Interest expense	376,346	383,261	281,972
Interest income	(196)	(51)	(9)
Loss on extinguishments and modification of debt	—	—	20,053
Gain on repurchase and cancellation of Notes	(18,450)	—	—
Net income before income taxes	10,509	44,331	61,620
Provision (benefit) for income taxes	799	8,108	(586,512)
Income from continuing operations	9,710	36,223	648,132
Net income	9,710	36,223	648,132
Weighted average shares outstanding:
Basic	10	10	10
Diluted	10	10	10
Net income per share:
Basic	$971,000	$3,622,300	$64,813,200
Diluted	$971,000	$3,622,300	$64,813,200
Comprehensive income	$9,710	$36,223	$648,132
The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Consolidated Statements of Shareholders’ Equity
($ in thousands, except share data)
	Common Stock Shares	Common Stock Amount	Contributed Capital	Retained Earnings	Total Shareholders’ Equity
Balance as of December 31, 2016	10	$—	$2,726,741	$(56,503)	$2,670,238
Distribution of capital to shareholders	—	—	(1,323,025)	—	(1,323,025)
Distributions to Class B Units holders	—	—	(96,685)	—	(96,685)
Class B Unit expense	—	—	50,788	—	50,788
Net income	—	—	—	648,132	648,132
Balance as of December 31, 2017	10	—	1,357,819	591,629	1,949,448
Class B Unit expense	—	—	4,717	—	4,717
Net income	—	—	—	36,223	36,223
Balance as of December 31, 2018	10	—	1,362,536	627,852	1,990,388
Class B Unit expense	—	—	(14,880)	—	(14,880)
Net income	—	—	—	9,710	9,710
Balance as of December 31, 2019	10	$—	$1,347,656	$637,562	$1,985,218
The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Consolidated Statements of Cash Flows
($ in thousands)
	Years Ended December 31,
	2019	2018	2017
Operating activities:
Net income	$9,710	$36,223	$648,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55,807	52,268	53,002
Amortization of intangible assets	334,053	334,053	334,053
Amortization of debt issuance costs	11,435	10,993	9,462
Stock-based compensation	(14,880)	4,717	50,788
Deferred tax benefit	(111,404)	(112,483)	(719,239)
Non-cash interest costs	1,933	1,932	289
Gain on repurchase and cancellation of Notes	(18,450)	—	—
Non-cash loss on extinguishments and modification of debt	—	—	20,053
Loss on disposal of property and equipment	163	2,210	2,539
Changes in assets and liabilities, net of acquired balances:
Accounts receivable, net	5,279	3,019	(28,910)
Prepaid expenses and other assets	772	(4,681)	(1,589)
Prepaid taxes	(1,426)	4,402	(5,106)
Accounts payable and accrued expenses and other	11,321	(40,350)	5,471
Net cash provided by operating activities	284,313	292,303	368,945
Investing activities:
Purchases of property and equipment	(66,414)	(63,556)	(60,709)
Net cash used in investing activities	(66,414)	(63,556)	(60,709)
Financing activities:
Repayments of long term debt	(100,000)	(245,000)	(165,000)
Borrowings on revolving credit facility	—	5,000	—
Repayments on revolving credit facility	—	(5,000)	—
Repurchase of Notes	(101,013)	—
Proceeds from issuance of Senior Notes PIK due 2022	—	—	1,287,000
Distribution of capital to shareholders	—	—	(1,323,025)
Class B Unit distribution	—	—	(96,685)
Payment of debt issuance costs	—	—	(15,329)
Payments on finance leases, net	(75)	(150)	(176)
Net cash used in financing activities	(201,088)	(245,150)	(313,215)
Net increase (decrease) in cash and cash equivalents	16,811	(16,403)	(4,979)
Cash and cash equivalents at beginning of period	5,014	21,417	26,396
Cash and cash equivalents at end of period	$21,825	$5,014	$21,417
Noncash investing and financing activities:
Purchases of property and equipment not yet paid	$3,768	$3,782	$2,276
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(363,907)	$(374,168)	$(258,948)
Income taxes, net of refunds	$(114,569)	$(116,634)	$(138,817)
Refer to Note 6 — Leases for details of non-cash additions to operating lease right-of-use assets obtained in exchange for lease obligations.
The accompanying notes are an integral part of these consolidated financial statements

Polaris Parent Corp.
Notes to Consolidated Financial Statements
1.   General Information and Business
General Information
Polaris Parent Corp. (“MultiPlan,” “Polaris,” or the “Company”) is an indirect parent company of MultiPlan, Inc., which is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. MultiPlan is the largest independent preferred provider organization (“PPO”) in the United States, with covered lives in all 50 states and the District of Columbia.
Polaris Parent Corp. was formed on May 2, 2016 as a Delaware corporation. Polaris is a wholly owned subsidiary of Polaris Investment Holdings, L.P. (“Holdings”). The General Partner of Holdings is Polaris Investment Holdings GP, LLC, and the Limited Partners consist of Hellman & Friedman Capital Partners VIII, L.P. (“H&F”), Leonard Green & Partners, L.P. GIC Private Limited, Partners Group, Starr Investment Holdings, Inc., and management (collectively the “Sponsors”). On May 5, 2016, MPH Topco L.P. entered into an Agreement and Plan of Merger (the “Merger”) with Polaris and Polaris Merger Sub Corp. As a result of the Merger, in exchange for total consideration of approximately $7.5 billion on June 7, 2016, Polaris Merger Sub Corp. merged with and into MPH Acquisition Corp. 1, and MPH Acquisition Corp. 1 became a wholly owned subsidiary of Polaris Intermediate Corp., which is a wholly owned subsidiary of Polaris.
Business
We are a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. The Company, through its operating subsidiary, MultiPlan, Inc. (“MultiPlan”), offers these solutions nationally through its Analytics-Based Services, which reduce medical cost through means other than contracted provider discounts and include Fee Negotiation and Medical Reimbursement Analysis Services, its Network-Based Services, which reduce medical cost through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations (“PPOs”) in the United States, and its Payment Integrity Services, which reduce medical cost by identifying and removing improper, unnecessary and excessive charges before claims are paid. We are a technology-enabled service provider and transaction processor and do not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management, or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets (collectively, “payors”). We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services — see descriptions below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers.
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid Payment Integrity Services are generally priced based on a percentage of savings achieved.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
2.   Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of all subsidiaries, all of which are wholly owned.
The consolidated financial statements include the accounts of the Company and its subsidiaries for the years ended December 31, 2019, December 31, 2018 and December 31, 2017. Intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to revenue recognition, recoverability of long-lived assets, valuation of common stock and stock-based compensation awards and income taxes.
The Company expects the effects of the COVID-19 pandemic (“COVID-19”) to negatively impact our business, results of operations and financial condition. Effects from COVID-19 began to impact our business in first quarter 2020 with various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The Company has experienced a 17.6% decline in revenue during the months of April and May 2020 compared to April and May 2019 due to reduced volume from customers as a result of restrictions on elective medical procedures and non-essential medical services, with a corresponding decrease in expenses of 5.7% over the same periods. The extent of the impact will depend on the severity and duration of the pandemic, for example future developments that are highly uncertain, including results of new information that may emerge concerning COVID-19 and any actions taken by federal, state and local governments to contain or treat COVID-19, as well as U.S. and global economies and consumer behavior and health care utilization patterns. The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020 and included certain changes to corporate income taxes. Specifically, the CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. The Company has assessed these impacts during the first quarter of 2020 and noted the largest impact is due to the tax law change related to the interest disallowance rules retroactive to 2019. As a result of the retroactive nature of this change, during the first quarter of 2020 the Company has recorded an adjustment to increase our net deferred tax liability by $32.4 million for this change’s impact to 2019. The other aspects of the CARES Act did not have a material effect to the Company. See Note 9 “Term Loans and Revolver” for discussion of our precautionary measure to ensure our cash flow requirements are met.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker. The Company manages its operations

Polaris Parent Corp.
Notes to Consolidated Financial Statements
as a single segment for the purposes of assessing performance and making decisions. The Company’s singular focus is being a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry.
In addition, all of the Company’s revenue and long-lived assets are attributable to operations in the United States for all periods presented.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of these investments approximates fair value due to the short maturity of those investments. The Company had deposits in a major financial institution that exceeded Federal Deposit Insurance Corporation insurance limits. Management believes the credit risk related to these deposits is minimal.
Accounts Receivable
Accounts receivable are stated at net realizable value, net of allowances for doubtful accounts and constraints on variable consideration.
Allowance for Doubtful Accounts
The Company is paid for virtually all of its services by insurance companies, third-party administrators and employers. Management estimates constraints on variable consideration for anticipated contractual billing adjustments that its clients or the Company may make to invoiced amounts, refer to Revenue Recognition accounting policies for additional detail. Management also maintains allowances for doubtful accounts for estimated losses resulting from the Company’s clients’ inability to make required payments. The Company establishes an allowance for doubtful accounts based upon a specific customer’s credit risk.
The following table details the changes in the allowance for doubtful accounts:
($ in millions)	2019	2018	2017
Allowance as of January 1,	0.5	0.6	0.6
Provision for doubtful accounts	—	—	—
Write-offs of uncollectible receivables	(0.1)	(0.1)	—
Allowance as of December 31,	0.4	0.5	0.6
Management regularly evaluates the adequacy of the assumptions used in determining these allowances and adjusts as necessary. Changes in estimates are recognized in the period in which they are determined. Management writes off accounts after all substantial collection efforts have failed and any resulting losses are included in general and administrative expenses within our consolidated statements of income and comprehensive income.
Property and Equipment
Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. Direct internal and external costs of developing software for internal use, including programming and enhancements, are capitalized and amortized over the estimated useful lives once the software is ready for its intended use. Software training costs, maintenance and repairs are expensed as incurred. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in costs of goods sold and general and administrative expenses within our consolidated statements of income and comprehensive income.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated lives as follows:
Asset Classification	Estimated Used Life
Leasehold improvements	The shorter of the life of lease or asset life, 5 – 15 years
Furniture and equipment	5 – 7 years
Computer hardware	3 – 5 years
Computer software	3 – 5 years
Internal-use software development costs incurred in the preliminary project stage are expensed as incurred; costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset, generally three years; and costs incurred in the post-implementation/operations stage are expensed as incurred.
Leases
Effective January 1, 2019, the Company adopted the new lease accounting standard issued by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”), which requires the recording of operating lease right-of-use (“ROU”) assets and operating lease liabilities. Finance leases were not impacted by the adoption of ASC 842, as finance lease liabilities and the corresponding assets under capital leases were already recorded on the balance sheet under the previous guidance, ASC Topic 840.
Substantially all of our operating leases are related to office space we lease in various buildings for our own use. The terms of these non-cancelable operating leases typically require us to pay rent and a share of operating expenses and real estate taxes. We also lease equipment under both operating and finance lease arrangements. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
ROU assets represent the Company’s right to control the use of the underlying assets for the lease term and lease liabilities represent the Company’s obligations to make lease payments arising from the Company’s portfolio of leases. Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term beginning at the lease commencement date. The lease term is the noncancelable period of the lease, and includes any renewal and termination options we are reasonably certain to exercise. The reasonably certain threshold is evaluated at lease commencement and is typically met if substantial economic incentives or termination penalties are identified. The operating lease right-of use assets are adjusted for lease incentives, any lease payments made prior to the commencement date and initial direct costs, if incurred. Our leases generally do not include an implicit rate; therefore, we use an incremental borrowing rate based on information available at the lease commencement date in determining the present value of future lease payments. The incremental borrowing rate (“IBR”) is determined using an approach based on the rate of interest that the lessee would pay to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. We utilized a market-based approach to estimate the IBR for each individual lease. The lease expense for our operating leases is recognized on a straight-line basis over the lease term and is included in cost of services or general and administrative expenses in our consolidated statements and comprehensive income.
Finance leases are included in property and equipment, net and long-term debt on our consolidated balance sheets. Our finance leases are not material to the financial statements as a whole.
Leases with an initial term of 12 months or less are not recorded on the balance sheet; lease expense is recognized for these short-term leases on a straight-line basis over the lease term.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Accounting Policy Applicable Prior to January 1, 2019
Assets held under capital leases are included in property and equipment, net. Operating lease rentals are expensed on a straight-line basis over the life of the lease beginning on the date we take possession of the property. At lease inception, we determine the lease term by assuming the exercise of those renewal options that are reasonably assured. The exercise of lease renewal options is at our sole discretion. The lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the depreciable life of leased assets and leasehold improvements is limited by the expected lease term.
See Note 6 “Leases” for additional information on leases.
Goodwill and Other Intangible Assets
Goodwill is calculated as the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so.
The Company assesses the impairment of its goodwill and indefinite-lived intangible assets at least annually on June 30 and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors that may trigger an impairment review include but are not limited to:
•
significant underperformance relative to expected historical or projected future operating results;

•
significant changes in the manner of use of the acquired assets or the strategy for the overall business;

•
significant negative industry or economic trends; and

•
significant decline in the Company’s estimated enterprise value relative to carrying value.

The Company is required to write down its goodwill and indefinite-lived intangible assets if they are determined to be impaired. The Company tests its goodwill for impairment on a reporting unit basis. A reporting unit is the operating segment unless, at businesses one level below the operating segment (the component level), discrete financial information is prepared and regularly reviewed by management and the businesses are not otherwise aggregated due to having certain common characteristics, in which case such component is the reporting unit. The Company recognizes an impairment charge for the amount, if any, by which the carrying amount of the reporting unit, including goodwill, exceeds its fair value. The carrying value is the reporting unit’s carrying amount after all of the reporting unit’s other assets (excluding goodwill) have been adjusted for impairment, if necessary, under other applicable GAAP. The Company establishes fair values using a (i) discounted cash flow (“DCF”) analysis, (ii) comparable public company analysis and (iii) comparable acquisitions analysis. Equal weight was given to the three approaches. We completed our 2019 assessment of goodwill and indefinite-lived intangible assets for impairment and determined no impairment existed as of June 30, 2019.
The Company’s management is not aware of any triggering events subsequent to the impairment review, and management concludes no impairment exists as of December 31, 2019.
If the carrying amount of indefinite-lived intangible asset exceeds its fair value, then an impairment loss must be recognized for the difference between the carrying amount and the estimated fair value. The Company establishes fair values using a DCF analysis. No indefinite-lived intangible asset impairment was identified in any of the periods presented.
The value of definite-lived intangible assets are recorded at their acquisition date fair value and amortized on a straight-line basis over their estimated lives. The Company tests definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset

Polaris Parent Corp.
Notes to Consolidated Financial Statements
may not be recoverable. We measure recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that the assets or the asset group are expected to generate. If the assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. No definite-lived intangible asset impairment was identified in any of the periods presented.
Following is a summary of the estimated useful life of other intangible assets:
Asset Classification	Estimated Used Life
Client relationships	15 years
Provider Network	15 years
Trade Names	Indefinite life
The Company adopted ASU 2017-04, Intangibles — Goodwill and Other (Topic 350) — Simplifying the Test for Goodwill Impairment, for the year ended December 31, 2018. Prior to adoption, the Company first assessed qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit was less than its carrying amount. If, after assessing the totality of events and circumstances, the Company determined that it was more likely than not that the fair value of the reporting unit was less than its carrying amount, the two-step impairment test was necessary. The two-step impairment test first required the Company to estimate the fair value of its reporting units. If the carrying value of a reporting unit exceeded its fair value, the goodwill of that reporting unit was considered to be potentially impaired and the Company proceeded to step two of the impairment analysis. In step two of the analysis, the Company measured and recorded an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value, if any.
See Note 7 “Goodwill and Other Intangible Assets” for additional information about goodwill.
Revenue Recognition
On January 1, 2018, the Company adopted the new revenue accounting standard issued by the FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting under ASC Topic 605, Revenue Recognition (“ASC 605”). All revenue recognized in the consolidated statements of income and comprehensive income is considered to be revenue from contracts with customers.
Revenue is generated from the compensation received from healthcare cost payors in exchange for various cost containment services and solutions. Our service offerings include the following: (i) Network-Based Solutions that process claims at a significant discount compared to billed fee-for-service rates and using an extensive network, (ii) Analytics-Based Solutions that use its leading and proprietary information technology platform to offer clients Analytics-Based Solutions to reduce medical costs and (iii) Payment Integrity Solutions that use data, technology and clinical expertise to identify improper, unnecessary and excessive charges. Compensation from payors includes (1) commissions received for each claim based on the percentage of savings (PSAV) achieved compared to the providers’ billed fee-for service rates and (2) fees for standing ready to provide cost containment solutions for each covered member, which are based on a per employee per month (PEPM) rate.
Our performance obligation to the customer for a PSAV arrangement is the cost containment services provided for each submitted claim regardless of the service offering used to achieve savings, as they are not distinct in the context of the contract. Our performance obligation for PEPM arrangements is to stand ready to process and achieve savings for all covered members each month.
For services performed under a PSAV arrangement, the Company enters into a contract with the customer once the claim is submitted. Revenue under a PSAV arrangement is entirely variable and estimated

Polaris Parent Corp.
Notes to Consolidated Financial Statements
using the expected value method obtained by applying the contractual rates to the materialized savings that can be reliably estimated leveraging extensive historical data of results obtained for claims of similar nature. Revenue is recognized at a point in time where the customer obtains control over the service promised by the Company, which generally occurs when the Company successfully transfers the savings for the claim to the customer. Judgment is not typically required when assessing whether the savings have materialized.
Fees from customers for standing ready to provide cost containment solutions for each customer’s members each month vary depending on the number of employees covered each month. PEPM contracts represent a series of performance obligations to stand ready to provide cost containment solutions to our customers’ covered employees on a monthly basis with each time increment representing a distinct service. We recognize revenue over time using the time elapsed output method. In accordance with the series guidance, we allocate variable consideration to the period to which the fees relate.
Variable consideration is estimated using the expected value method based on our historical experience and best judgment at the time. Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our PSAV contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payors not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and these estimates are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available.
The timing of payments from customers from time to time generates contract assets or contract liabilities, however these amounts are immaterial in all periods presented.
Payment terms vary on a contract-by-contract basis, although terms generally include a requirement of payment within 15 to 30 days. We do not have any significant financing components in our contracts with customers.
The Company expenses sales commissions and other costs to obtain a contract when incurred, because our commissions are deemed contingent on factors broader than the simple obtention of the contracts and cannot be considered directly incremental. These costs are recorded within Selling, general and administrative expenses.
Practical Expedients and Accounting Policy Elections
The Company excludes sales taxes and other similar taxes from the measurement of the transaction price.
The Company does not disclose the value of unsatisfied performance obligations, nor do we disclose the timing of revenue recognition for contracts with an original expected length of one year or less.
The Company uses a portfolio approach when estimating the amount of consideration it expects to receive from certain classes of customer contracts with similar characteristics, and expects that the difference from applying the new revenue standard to a portfolio of contracts as compared to an individual contract would not result in a material effect on the financial statements.
Accounting Policy Applicable Prior to January 1, 2018
The Company recognizes revenues when there is persuasive evidence of an arrangement, the services have been provided to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The Company reduces revenues for estimated contractual allowances.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Revenues from percentage of savings contracts or from savings calculated by the analytics-based solutions are recognized when the Company successfully transfers the savings for the claim to the customer. Revenues under monthly fee arrangements are recognized in the month that access is provided. The Company’s estimates of credits and chargebacks are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees.
Disaggregation of Revenue
The following table presents revenues disaggregated by services and contract types:
	For the Twelve Months Ended December 31,
($ in thousands)	2019	2018	2017
Revenues
Network Services	$314,510	$363,510	$415,759
Percentage of Savings	249,095	289,874	340,084
PEPM	56,841	60,950	60,748
Other	8,574	12,686	14,927
Analytic-Based Services	561,525	584,998	584,925
Percentage of Savings	560,675	584,453	583,710
PEPM	850	545	1,215
Payment Integrity Services	106,866	92,375	66,582
Percentage of Savings	106,782	92,223	66,582
PEPM	84	152	—
Total Revenues	$982,901	$1,040,883	$1,067,266
Costs of Services
Costs of services consist of all costs specifically associated with claims processing activities for customers (“repricing”), sales and marketing and the development and maintenance of the Company’s networks and analytics-based solutions.
Insurance
The Company employs various risk transfer methodologies in dealing with the various insurance policies it purchases. These methodologies include the use of large deductible programs and self-insured retentions with stop loss limits. Errors and omissions liability, directors and officers liability, fiduciary liability, cybersecurity, employment practices liability and crime insurance are all claims made coverages and utilize self-insured retentions subject to an annual aggregate limit. These self-insured retentions range from $10,000 to $500,000 per claim. The Company retains the services of an insurance broker to assess current risk and exposure levels as a standalone entity. The appropriate types and levels of coverage were determined by the Company, and the Company had active policies providing the desired level of coverage deemed necessary by the Company.
Health insurance and employee benefits are subject to the participant’s deductible amounts with amounts exceeding the deductibles self-insured by the Company. The Company uses historical claim data and loss trends to project incurred losses and record loss reserves. Other factors utilized in determining loss reserves include, but are not limited to, the amount and timing of historical payments, severity of individual claims, jurisdictional considerations, the anticipated future volume of claims, the life span of various types of claims and input from the Company’s legal representatives responsible for the defense of these claims. The ultimate value of casualty claims (primarily general liability) and professional liability (primarily errors and omissions) claims may take several years before becoming known.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Stock-Based Compensation
The Company’s awards are granted in the form of Holdings’ Class B Units (“Units”) via a Class B Unit Award Agreement (“Polaris Agreement”). See Note 14 “Stock-Based Compensation” for further information.
Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as compensation expense, net of forfeitures, over the applicable requisite service period of the stock award using the straight-line method for awards with only service conditions and using the graded-vesting method for awards with performance conditions. The fair value of the awards is remeasured at each reporting period.
We determine the fair value of our awards based on (i) the customized payout structure of the subject Units, (ii) liquidity timing, and (iii) vesting hurdles, as applicable, based on the output of Monte Carlo simulations. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.
Changes in the assumptions made on (i) liquidity dates, (ii) volatility, (iii) discount rates and (iv) the risk-free rate can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. The Company has historically been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The risk-free interest rate is based on US Treasury constant maturity yields commensurate with the remaining term for each liquidity date assumption. These inputs are subjective and generally require significant analysis and judgment to develop.
Customer Concentration
Two customers individually accounted for 35% and 20% of revenues during the year ended December 31, 2019. During the year ended December 31, 2018, two customers individually accounted for 30% and 20% of revenues. During the year ended December 31, 2017, two customers individually accounted for 31% and 18% of revenues. The loss of the business of one or more of the Company’s larger customers could have a material adverse effect on the Company’s results of operations.
Debt Issuance Costs
On June 7, 2016, the Company secured debt in the form of a term loan (“Term Loan G”), senior notes (“Notes due 2024”) and a revolving credit facility (“Revolver G”). On June 12, 2017, the Company refinanced Term Loan G for a reduced interest rate of LIBOR plus 3.00% with terms otherwise similar to the former term loan. On November 18, 2016 the Company sold $460.0 million in face value of additional notes under the same indenture governing the Notes due 2024. On November 21, 2017, the Company issued $1.3 billion of Senior PIK Toggle Notes due 2022.
There were specific costs incurred of $102.2 million related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized as a reduction to the carrying amount of the respective debt obligations and are being amortized over the life of the debt using the straight-line accretion method, which approximated the effective interest method in this instance. As a result of the Term Loan G refinancing on June 12, 2017, and in accordance with GAAP, we incurred expenses of $20.1 million, including the write-off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include cash and accounts receivable, approximate their fair values due to their short maturities. The fair value of long-term debt is based on interest rates currently available for instruments with similar terms (Note 10 Fair Value Measurements).

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Income Taxes
The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized for deductible temporary differences, net operating loss carry forwards and tax credit carry forwards if it is more likely than not that the tax benefits will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.
The Company evaluates all factors on a regular basis to determine the amount of deferred income tax assets to recognize in the financial statements, including its recent earnings history, current and projected future taxable income, the number of years its net operating loss and tax credits can be carried forward, the existence of taxable temporary differences and available tax planning strategies.
Earnings per Common Share
The Company calculates basic earnings per share based on the weighted average number of common shares outstanding for the period. See Note 16 “Earnings Per Share” for additional information.
3.   New Accounting Pronouncements Recently Adopted
We consider the applicability and impact of all Accounting Standards Update (“ASUs”) and applicable authoritative guidance. The ASUs not listed below were assessed and determined to be either not applicable or are expected to have an immaterial impact on our consolidated financial position.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which outlined a single comprehensive model for entities to use in accounting for revenue using a five-step process that superseded virtually all existing revenue guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in the amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted the standard and all related amendments using the modified retrospective method, effective January 1, 2018, and there was no material impact on our consolidated financial statements. See Note 2 “Summary of Significant Accounting Policies — Revenue Recognition” for further discussion.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes Topic 840, Leases. Subsequently, the FASB issued additional ASUs which further clarify this guidance. This ASU increases the transparency and comparability of organizations by requiring the capitalization of substantially all leases on the balance sheet and disclosures of key information about leasing arrangements. Under this new guidance, at the lease commencement date, a lessee recognizes a right-of-use asset and lease liability, which is initially measured at the present value of the future lease payments. For income statement purposes, a dual model was retained for lessees, requiring leases to be classified as either operating or finance leases. Under the operating lease model, lease expense is recognized on a straight-line basis over the lease term. Under the finance lease model, interest on the lease liability is recognized separately from amortization of the right-of-use asset. In addition, a new ASU was issued in July 2018, to provide relief to companies from restating the comparative periods. The Company adopted this new accounting standard on January 1, 2019 on a modified retrospective basis using a simplified transition approach. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. Additionally, we elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed us to carry forward (1) our historical lease classification and assessments for expired and existing leases, and (2) our historical accounting for initial direct costs for existing leases. We elected not to record on the consolidated balance sheets any lease whose

Polaris Parent Corp.
Notes to Consolidated Financial Statements
term is 12 months or less and does not include a purchase option that we are reasonably certain to exercise. We also elected to account for the non-lease components within our leases as part of the single lease component to which they are related. The adoption of the standard resulted in the recognition of operating lease right-of-use assets and operating lease liabilities of $35.7 million and $38.1 million, respectively, as of January 1, 2019. Included in the measurement of the right-of-use assets is the reclassification of certain balances including those historically recorded as prepaid or deferred rent. See Note 6 “Leases” for additional information on the impact of ASC 842 adoption.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies an entity’s measurement of goodwill for impairment testing purposes. This standard is effective for non-public entities for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted this standard during the year ended December 31, 2018, and determined that the new guidance does not have a material impact on its consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718); Improvements to Nonemployee Share-Based Payment Accounting. This ASU eliminated most of the differences between accounting guidance for share-based compensation granted to nonemployees and the guidance for share-based compensation granted to employees. The ASU supersedes the guidance for nonemployees and expands the scope of the guidance for employees to include both. The Company adopted this new accounting standard on January 1, 2019. The adoption of this ASU had no impact on the Company’s results of operations, cash flows or financial position.
In May 2017, the FASB issued ASU 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting, which provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity applies modification accounting under ASC 718. According to the new standard, an entity would not apply modification accounting if the fair value, vesting conditions and classification of the modified award is the same as the original award immediately before the original award is modified. The standard will be applied prospectively to modifications that occur on or after the adoption date. We adopted ASU 2017-09 on January 1, 2018 and the adoption of this standard did not have a material impact on our consolidated financial statements.
In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The purpose of the amendment is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The ASU was effective January 1, 2018. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements, but may have an impact in the future.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), which adds or clarifies guidance to reduce diversity in how certain transactions are classified in the statement of cash flows. The standard is effective for interim and annual periods beginning after December 15, 2017 with early adoption permitted. The standard requires application using a retrospective transition method. We elected to adopt ASU 2016-15 as of January 1, 2018 and the adoption of this standard did not have a material impact on our consolidated financial statements.
4.   New Accounting Pronouncements Issued but Not Yet Adopted
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other — Internal-Use Software (Subtopic 350-40) — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU addresses a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain

Polaris Parent Corp.
Notes to Consolidated Financial Statements
internal-use software (and hosting arrangements that include an internal-use software license). We will adopt this new accounting standard as of January 1, 2020 on a prospective basis. We do not expect that the adoption of this ASU will have a material impact on the Company’s results of operations, cash flow or financial position.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that requires credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We will adopt this standard on January 1, 2020, as required. Our financial assets in the scope of the new standard consist primarily of trade receivables. The adoption of ASC 326 is not expected to have a material impact on our consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in Accounting Standards Codification (“ASC”) 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
In June 2016, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Change to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying and adding certain disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We will adopt this guidance on January 1, 2020 and it is not expected to have any material impact on our consolidated financial statements.
5.   Property and Equipment
Property and equipment, net consisted of the following as of December 31, 2019 and 2018:
	2019			2018
($ in thousands)	Property and Equipment	Accumulated Depreciation	Property and Equipment, Net	Property and Equipment	Accumulated Depreciation	Property and Equipment, Net
Leasehold improvements	$3,569	$(2,072)	$1,497	$3,078	$(1,431)	$1,647
Furniture & equipment	5,499	(3,109)	2,390	5,512	(2,529)	2,983
Computer hardware	36,979	(23,174)	13,805	32,086	(16,601)	15,485
Computer software	32,905	(23,055)	9,850	29,067	(17,657)	11,410
Capitalized software development	283,391	(132,941)	150,450	227,946	(90,985)	136,961
Total Property and Equipment	$362,343	$(184,351)	$177,992	$297,689	$(129,203)	$168,486
Furniture and equipment includes assets under capital leases of $0.3 million and $0.6 million with accumulated depreciation of $0.1 million and $0.4 million as of December 31, 2019 and 2018, respectively.
During the years ended December 31, 2018 and 2017, the Company conducted a review of its property and equipment records and retired assets with a net value of $2.2 million and $2.5 million, respectively.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
6.   Leases
The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use assets and current and non-current operating lease obligation on the consolidated balance sheets. Finance lease ROU assets are included in property and equipment, net, and the current and non-current portion of finance lease liabilities are included in other accrued expenses and long-term debt, respectively, on the consolidated balance sheets.
The Company has operating and finance leases for corporate offices and certain equipment. Leases have remaining lease terms ranging from one to six years. Certain leases include options to renew in increments of five years; the options to renew are not considered reasonably certain to be exercised at commencement and are not included in the lease term. Some leases have variable payments, however, because they are not based on an index or rate, they are not included in the measurement of ROU assets and operating lease liabilities. Variable payments for real estate leases relate primarily to common area maintenance, insurance and property taxes associated with the properties. These variable payments are expensed as incurred. The Company elected to not separate lease and non-lease components for building and equipment leases. The Company will account for the lease and non-lease components, such as those described above, as a single lease component.
For the year ended December 31, 2019, operating lease expense was $11.0 million, of which $7.0 million was recorded within costs of services and $4.0 million was recorded within general and administrative expenses. For the year ended December 31, 2019, variable lease expense was $1.8 million, of which $1.0 million was recorded within cost of services and $0.8 million was recorded within general and administrative expenses. Short-term and finance lease expense was determined to not be material. In addition, $4.0 million of operating lease right-of-use assets were obtained in exchange for lease obligations during the year ended December 31, 2019.
Future lease payments due in each of the next five years and thereafter, as of December 31, 2019, in accordance with ASC Topic 842, are presented in the table below:
($ in thousands)
2020	$11,226
2021	9,525
2022	8,037
2023	5,998
2024	1,393
Thereafter	428
Total lease payments	$36,607
Less: Interest	(4,000)
Present value of lease liabilities	$32,607

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Minimum future lease payments due in each of the next five years and thereafter, as of December 31, 2018, in accordance with ASC Topic 840, are presented in the table below:
($ in thousands)
2019	$10,658
2020	10,628
2021	8,579
2022	6,583
2023	2,336
Thereafter	—
Total lease payments	$38,784
For the years ended December 31, 2018 and 2017, fixed rent expense was $10.6 million and $9.9 million, respectively and variable rent expense was $1.0 million and $1.2 million, respectively.
Weighted average remaining lease terms and discount rates were as follows:
December 31, 2019
Weighted-average remaining lease term (in years)
Operating leases	3.6
Weighted-average discount rate
Operating leases	7.0%
The discount rate applied to our leases in determining the present value of lease payments is our incremental borrowing rate based on the information available at the commencement date.
Supplemental cash flow information related to leases was as follows:
($ in thousands)	Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$10,961
As of December 31, 2019, there were no material lease transactions that we have entered into but have not yet commenced.
7.   Goodwill and Other Intangible Assets
As of each balance sheet date, other intangible assets consisted of the following:
		2019			2018
($ in thousands)	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Client relationships	15 years	$4,114,000	$(978,218)	$3,135,782	$4,114,000	$(703,951)	$3,410,049
Provider network	15 years	896,800	(213,239)	683,561	896,800	(153,453)	743,347
Trade names	Indefinite Life	67,300	—	67,300	67,300	—	67,300
Total		$5,078,100	$(1,191,457)	$3,886,643	$5,078,100	$(857,404)	$4,220,696

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Amortization expense was $334.1 million for the twelve months ended December 31, 2019, 2018 and 2017. The estimated aggregate amortization expense for each of the five succeeding years is $334.1 million per year.
The Company assesses the impairment of goodwill and intangible assets at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We performed our 2019 impairment assessment of goodwill and intangible assets and determined that no impairment existed as of June 30, 2019. The Company’s management is not aware of any triggering events subsequent to the impairment review, and management believes no impairments exist as of December 31, 2019 that need to be disclosed.
The goodwill arose from the acquisition of the Company in 2016 by the Sponsors. The carrying value of goodwill was $4.1 billion as of December 31, 2019 and 2018 and no impairment has been recognized to date.
8.   Long-Term Debt
As of December 31, 2019, and 2018, long-term debt consisted of the following:
($ in thousands)	2019	2018
Term Loan G	$2,710,000	$2,810,000
Notes due 2024	1,560,000	1,560,000
Senior PIK Note	1,178,727	1,300,000
Capital lease obligations	101	101
Long-term debt	5,448,828	5,670,101
Premium – Notes due 2024	10,327	12,280
Discount – Term Loan G	(6,195)	(7,765)
Discount – Senior PIK Notes	(7,436)	(10,596)
Debt issuance costs, net:
Term Loan G	(18,332)	(22,963)
Notes Due 2024	(21,539)	(25,490)
Senior PIK Notes	(8,531)	(12,154)
Long-term debt, net	$5,397,122	$5,603,413
As of December 31, 2019, through 2024, the estimated future principal payments due were as follows:
	Payments Due by Period
($ in thousands)	Total	2020	2021	2022	2023	2024
Term Loan G	$2,710,000	$—	$—	$—	$2,710,000	$—
Notes due 2024	1,560,000	—	—	—	—	1,560,000
Senior PIK Note	1,178,727	—	—	1,178,727	—	—
Capital lease obligations	187	86	66	35	—	—
Total contractual obligations	$5,448,914	$86	$66	$1,178,762	$2,710,000	$1,560,000
9.   Term Loans and Revolver
On June 7, 2016, in conjunction with the Merger, the Company borrowed $3.5 billion with a group of lenders due and payable on June 7, 2023, creating a term loan payable (“Term Loan G”) and settled all other outstanding term loans.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The company has a $100.0 million revolving credit facility in conjunction with Term Loan G. On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of COVID-19. The revolver and associated interest was repaid on June 25, 2020.
The term loan and revolver are secured by a first priority lien on substantially all of the Company’s tangible and intangible property, including a pledge of all of the Capital Stock of each of its Subsidiaries.
Term Loan G was refinanced on June 12, 2017 to obtain an applicable margin on the interest rate lower by 1.00 % with terms otherwise similar to the former term loan, including a 2023 maturity and the same security and guarantee package. The proceeds of the new term loan were used to repay the Company’s existing term loan. As a result of the Term Loan G refinancing, and in accordance with GAAP, we incurred expenses of $20.1 million, including the write off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs. During the first quarter of 2018, the Company achieved a 25 basis point reduction in the margin of Term Loan G due to an improved leverage ratio, resulting in a lower interest rate of LIBOR plus 2.75%. These amounts are included in the loss on early extinguishments and modifications of debt in the accompanying consolidated statements of income and comprehensive income.
For all our debt agreements with an interest rate dependent on LIBOR, the Company is currently assessing and monitoring how transitioning from LIBOR to an alternative reference rate may affect the company past 2021.
Interest on Term Loan G and Revolver G is calculated, at the Company’s option, as (a) LIBOR (or, with respect to the term loan facility only 1.00%, whichever is higher), plus the applicable margin, or (b) the highest rate of (1) prime rate, (2) the federal funds effective rate plus 0.50%, (3) LIBOR for an interest period of one month plus 1.00% and (4) 2.00% for Term Loan G and 0.00% for Revolver G, in each case plus an applicable margin of 2.00%. The interest rate in effect for Term Loan G was 4.69%, 5.55% and 4.69% as of December 31, 2019, 2018 and 2017, respectively. Interest expense was $144.2 million, $147.9 million and $147.4 million for the twelve month period ended December 31 2019, 2018 and 2017, respectively. These amounts are included in the accompanying consolidated statements of income and comprehensive income.
The Company is obligated to pay a commitment fee on the average daily unused amount of Revolver G. The annual commitment fee rate was 0.25% at December 31, 2019, 2018 and 2017. The fee can range from an annual rate of 0.25% to 0.50% based on the Company’s leverage ratio, as defined in the agreement. Commitment fees were $249,000, $248,000 and $377,000 for the twelve months ended December 31, 2019, 2018 and 2017, respectively. These amounts are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
Senior Notes
On June 7, 2016 the Company sold senior subordinated notes of $1.1 billion (“Notes due 2024”). The Notes due 2024 are guaranteed on a senior unsecured basis jointly and severally by the Company and its subsidiaries and will mature on June 7, 2024. On November 18, 2016, MultiPlan sold senior subordinated notes of $460.0 million at 103.5% plus accrued interest from June 7, 2016 to November 18, 2016 of $14.7 million. The notes were issued as additional notes under the same indenture governing our $1.1 billion of Notes due 2024. The proceeds of the sale were used to make a $385.0 million distribution to our Class A Unit holders and pay related fees and expenses of $6.9 million, and $98.9 million was transferred to the Company’s operating account.
The interest rate on the Notes due 2024 is fixed at 7.125% and is payable semi-annually on June 1 and December 1 of each year. Annual interest expense on the Notes due 2024 was $111.2 million in 2019, 2018 and 2017. These amounts are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
The Company sold Senior PIK Toggle Notes of $1.3 billion on November 21, 2017 (“Senior PIK Notes”). The Senior PIK Notes were issued with a 1.0% discount and will mature on December 1, 2022.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The net proceeds of the Senior PIK Notes plus $28.6 million of operating cash were used to make distributions of $1.3 billion to Class A and B unit holders and pay related transaction expenses and debt issuance costs.
The interest rate on the Senior PIK Notes is fixed at 8.5% and is payable semi-annually on June 1 and December 1 of each year. Interest expense on the Senior PIK Notes was $107.0 million in 2019, $110.4 million in 2018 and $12.3 million in 2017. These amounts are included in the interest expense in the accompanying consolidated statement of income and comprehensive income.
During August and September of 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of income and comprehensive income.
Debt Covenants and Events of Default
The Company is subject to certain affirmative and negative debt covenants under Term Loan G, the Notes due 2024 and the Senior PIK Notes that limit the Company and its subsidiaries the ability to engage in specified types of transactions. These covenants limit the Company and its subsidiaries’ ability to, among other things:
•
incur additional indebtedness or issue disqualified or preferred stock;

•
pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•
make certain loans, investments or other restricted payments;

•
transfer or sell certain assets;

•
incur certain liens;

•
place restrictions on the ability of its subsidiaries to pay dividends or make other payments to the Company;

•
guarantee indebtedness or incur other contingent obligations;

•
consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its business units, assets or other properties; and

•
engage in transactions with the Company’s affiliates.

Under our debt agreements, a Change of Control is an immediate Event of Default.
In addition, solely with respect to the Revolver G, the Company is required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00. As of December 31, 2019 and 2018 the Company was in compliance with all of the debt covenants.
Debt Issuance Costs
In connection with Term Loan G, Notes due 2024 and Revolver G and the Senior PIK Notes, there was $102.2 million of specific expenses incurred related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized and are being amortized over the term of the related debt using the effective interest method.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The following table is a summary of the cost and accumulated amortization of debt issuances costs as of December 31, 2019 and 2018:
		2019		2018
($ in thousands)	Amortization Period	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Term Loan G	84 months	$34,654	$(16,322)	$34,654	$(11,691)
Notes due 2024	96 months	34,089	(12,550)	34,089	(8,599)
Senior PIK Note	60 months	14,909	(6,378)	14,909	(2,755)
Revolver G	60 months	971	(692)	971	(495)
		$84,623	$(35,942)	$84,623	$(23,540)
10.   Fair Value Measurements
Fair value measurements are based on the premise that fair value represents an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities on the reporting date.

•
Level 2 — Inputs, other than quoted prices in active markets (Level 1), that are observable for the asset or liability, either directly or indirectly.

•
Level 3 — Unobservable inputs in which there is little or no market data, which require the entity to develop its own assumptions

Financial instruments
Certain financial instruments which are not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable and accounts payable, which approximate fair value due to their short-term nature. The financial instrument that potentially subjects the Company to concentrations of credit risk consists primarily of accounts receivable.
We estimate the fair value of long-term debt, including current maturities of capital lease obligations were based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Assumptions include interest rates currently available for instruments with similar terms as well as the five, seven, and eight-year Treasury bill rates. As such, this is considered a Level 2 fair value measurement.
As of December 31, 2019 and 2018, the Company’s carrying amount and fair value of long-term debt consisted of the following:
	2019		2018
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Notes due 2024, net of premium	$1,570,327	$1,544,976	$1,572,280	$1,491,988
Term Loan G, net of discount	2,703,805	2,769,645	2,802,235	2,898,934
Senior PIK Note, net of discount	1,171,291	1,191,694	1,289,404	1,284,024
Finance lease obligations	101	101	101	101
Total Liabilities	$5,445,524	$5,506,416	$5,664,020	$5,675,047

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Recurring fair value measurements
We measure our 2016 Class B Unit Incentive Plan at fair market value on a recurring basis. The fair value of the Plan was determined based on significant inputs not observable in the market which would represent a level 3 measurement within the fair value hierarchy. The Company uses a Monte Carlo simulation to estimate the fair value of the stock-based compensation awards. See Note 14 “Stock-Based Compensation” for further information.
Non-recurring fair value measurements
We also measure certain non-financial assets at fair value on a nonrecurring basis, primarily goodwill and long-lived tangible and intangible assets, in connection with periodic evaluations for potential impairment. We estimate the fair value of these assets using primarily unobservable inputs and, as such, these are considered Level 3 fair value measurements. There were no material impairment charges for these assets for fiscal years 2019, 2018 and 2017.
For additional information related to goodwill, intangible assets, long-lived assets and impairments, see Note 2 “Summary of Significant Accounting Policies”.
11.   Income Taxes
The Company does not have operations in foreign jurisdictions. The provision (benefit) for income taxes for the years ended December 31, 2019, 2018 and 2017 are as follows:
($ in thousands)	2019	2018	2017
Current
Federal	$96,148	$103,806	$119,317
State and local	16,055	16,785	13,410
	112,203	120,591	132,727
Deferred
Federal	(97,326)	(92,764)	(717,152)
State and local	(14,078)	(19,719)	(2,087)
	(111,404)	(112,483)	(719,239)
Total provision (benefit) from continuing operations	$799	$8,108	$(586,512)
The Company’s provision for income taxes for the years ending December 31, 2019, December 31, 2018 and December 31, 2017 was impacted by the Tax Cuts and Jobs Act Tax Reform (TCJA), which was enacted into law on December 22, 2017. Income tax effects resulting from changes in tax laws are accounted for by the Company in accordance with the authoritative guidance, which requires that these tax effects be recognized in the period in which the law is enacted. Thus, at December 22, 2017, the date of enactment, the Company’s deferred taxes were re-measured utilizing the new federal income tax rate of 21%. As of the fourth quarter ending December 31, 2019, the effects on the Company’s income tax related to the TCJA are final.
The TCJA includes significant changes to the U.S. corporate income tax system including a reduction of the U.S. federal corporate tax rate from 35.0% to 21.0% as of January 1, 2018, and a limitation on business interest deductions.
Pre-tax income during the period ended December 31, 2019 of $10.5 million generated an income tax provision of $0.8 million. The pre-tax income during the period ended December 31, 2018 of $44.3 million generated an income tax provision of $8.1 million. The pre-tax income during the period ended December 31, 2017 of $61.6 million generated an income tax benefit of $586.5 million, primarily due to the reevaluation of our deferred tax assets and liabilities with regards to the TCJA.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
The reconciliation of the tax provision at the U.S. federal statutory rate to the provision for income taxes and the effective tax rate for the years ended December 31 is as follows:
	For the Years Ended December 31,
($ in thousands)	2019	2018	2017
Tax at Statutory	$2,207	$9,310	$21,567
Non-Deductible Expenses	75	57	86
Equity Compensation Plan of Parent	(3,125)	990	17,776
State Taxes (net)	1,704	2,617	9,183
Other	87	9	53
Tax Law Changes	(149)	(4,875)	(635,177)
Total	799	8,108	(586,512)
The following are significant deferred income tax assets and liabilities as of December 31, 2019, 2018 and 2017:
($ in thousands)	2019	2018	2017
Deferred income tax assets:
Allowances on trade receivables	$147	$356	$271
Net operating loss carryforwards	549	712	753
Accrued expenses and reserves	2,593	2,677	2,992
Interest limitation carryforward	73,297	34,766	—
Leases – right-of-use liability	7,604	—	—
Transaction expenses	5,859	6,577	7,314
Other	—	560	579
Deferred income tax assets	90,049	45,648	11,909
Deferred income tax liabilities:
Intangible assets	907,039	982,319	1,066,684
Depreciable assets	39,553	36,866	29,671
Leases – right-of-use asset	6,957	—	—
Debt costs	5,492	6,900	8,348
Other	207	166	292
Deferred income tax liabilities	959,248	1,026,251	1,104,995
Net deferred income tax liabilities	$869,199	$980,603	$1,093,086
The Company has NOL carry forwards for federal income tax purposes of $0.5 million that will be available to reduce future taxable income. The utilization of most of these losses is subject to annual limitations under federal income tax law. The Company believes that it will be able to fully utilize these losses under current federal tax law. The net operating losses begin to expire in 2021. The Company has net operating loss carry forwards for state income tax purposes of $0.5 million. The Company believes that it will be able to fully utilize these losses under current state tax laws. Substantially all of the Company’s NOL carryforwards expire by 2025.
The Company does not have reserves for uncertain tax positions. Any need for a reserve or changes in a reserve would be a component of the Company’s tax provision. The Company includes interest and tax penalties as part of the tax provision. The Company does not reasonably expect any other significant changes in the next twelve months.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Various regulatory tax authorities periodically examine the Company’s and its subsidiaries’ tax returns. Tax years December 2016 through 2019 are open for Federal examination. The Company was notified by the IRS during the fourth quarter of 2019, that the Company’s 2017 tax return was selected for audit. The audit commenced during the first quarter of 2020. Tax years 2015 through 2019 are still open for examination related to income taxes to various state taxing authorities.
12.   Commitments and Contingencies
Commitments
The Company has certain irrevocable letters of credit that reduced the capacity of Revolver G by $1.8 million as of December 31, 2019, 2018 and 2017.
Claims and Litigation
The Company is a party to certain claims and litigation in the ordinary course of business. The Company is not involved in any claims or legal proceedings that it believes will result, individually, or in the aggregate, in a material adverse effect upon our financial condition or results of operations, or cash flows. We accrue for costs associated with certain contingencies, including, but not limited to, settlement of legal proceedings, regulatory compliance matters and self-insurance exposures when such costs are probable and reasonably estimable. Such accruals are included in other accrued expenses on the accompanying consolidated balance sheet. In addition, we accrue for legal fees incurred in defense of asserted litigation and regulatory matters as such legal fees are incurred. To the extent it is probable under our existing insurance coverage that we are able to recover losses and legal fees related to contingencies, we record such recoveries concurrently with the accrual of the related loss or legal fees. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. In our determination of the probability and ability to estimate contingent liabilities and related insurance recoveries we consider the following: litigation exposure based on currently available information, consultations with external legal counsel, adequacy and applicability of existing insurance coverage and other pertinent facts and circumstances regarding the contingency. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingences are resolved; and such changes are recorded in the accompanying consolidated statements of income and comprehensive income during the period of the change and appropriately reflected in other accrued liabilities on the accompanying consolidated balance sheets.
13.   Shareholders’ Equity
As of December 31, 2019 and 2018, the Company has authorized 1,000 shares of common stock, of which 500 shares are designated as Series A Common Stock and 500 shares are designated as Series B Common Stock, with a par value of $0.001 per share. The holders of Series A Common Stock and Series B Common Stock vote together as one class on all matters submitted to the vote of shareholders and each holder of Common Stock is entitled to one vote per share held as of the record date. The holders of Series A Common Stock and Series B Common Stock are equally and ratably entitled to receive dividends, when and if declared by the Board of Directors. Upon a change of control of the voting power of the Board of Directors of Holdings our Series B Common Stock shall be considered extinguished. The total common stock outstanding as of December 31, 2019 is 10 shares, including 5 shares of Series A Common Stock and 5 shares of Series B Common Stock.
Contributed capital is reported in the shareholders’ equity section of the balance sheet and corresponds to the cash that shareholders have given the Company in exchange for stock. The changes in Contributed capital are mainly due to (i) a capital distribution of $1.3 billion made by the Company to shareholders during 2017, (ii) stock-based compensation expenses, and (iii) advances made to Class B unit holders in 2017 in connection with the obligation held by Holdings.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
14.   Stock-Based Compensation
Holdings established an incentive plan effective June 7, 2016 (the “Polaris Plan”). The purpose of the Polaris Plan is to provide a means through which Holdings may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (“Participants”) can acquire and maintain an equity interest in Holdings, thereby strengthening their commitment to the welfare of Holdings and its subsidiaries, including MultiPlan, Inc. Under the Polaris Plan, Holdings may grant awards to select Participants at the sole discretion of the Board of Directors (“Board”) of Holdings. Polaris Plan awards are granted in the form of Holdings’ Class B Units via the Polaris Agreement. There are 343,114 Units available for issuance under the Polaris Plan. There were 269,645 and 270,576 Units issued and outstanding as of December 31, 2019 and 2018, respectively. The Company’s CEO, with the approval of the Board, determines participation and the allocation of the Units.
Each individual Award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. The Company amortizes the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis. In the event of the termination of an employee Participant due to a Qualifying Termination as defined by the Polaris Agreement, the Participant shall have the right to cause Holdings to purchase all or any portion of the vested Units owned by the employee, subject to the approval of the Company’s CEO. Based on this put right available to the employee Participants, stock-based compensation awards related to the Polaris Plan have been accounted for as liability classified awards within Holdings’ consolidated financial statements. The Company records these awards within Shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. Upon the occurrence of a definitive liquidity event all unvested units will vest immediately prior to such liquidity event. All vested shares will be exchanged for new shares and cash as determined at the time of such liquidity event.
The Company utilizes a Monte Carlo simulation analysis to estimate the fair value of the outstanding Units. The fair value of the outstanding Units was $98.1 million and $147.8 million as of December 31, 2019 and 2018, respectively. The Company recorded stock-based compensation credit of $14.9 million during the period ended December 31, 2019, stock-based compensation expense of $4.7 million during the period ended December 31, 2018, and stock-based compensation expense of $50.8 million during the period ended December 31, 2017. There was $6.3 million of unrecognized compensation cost as of December 31, 2019 related to the outstanding Units which is expected to be recognized over a weighted average period of 0.2 years. Forfeitures are accounted for as they occur.
The following table lists the assumptions used in the analyses for the years ended December 31, 2019, 2018 and 2017:
	2019	2018	2017
Risk free rate of return	1.6%	2.5%	2.6%
Expected volatility	24.9%	25.0%	25.1%
Expected dividend yield	0.0%	0.0%	0.0%
Discount for Lack of Marketability	20.0%	20.0%	—

Polaris Parent Corp.
Notes to Consolidated Financial Statements
Stock-based compensation expense has been allocated between costs of services and general and administrative expenses in the accompanying consolidated statements of income and comprehensive income for the years ending December 31, 2019, 2018 and 2017 as follows:
	For the Years Ended December 31,
($ in thousands)	2019	2018	2017
Cost of services	$(7,904)	$242	$23,907
General and administrative	(6,976)	4,475	26,881
Total stock-based compensation	$(14,880)	$4,717	$50,788
The Company changed its assumptions for computing the fair market value of the awards to incorporate a 20% discount for lack of marketability of the Units for the years ended December 31, 2019 and December 31, 2018. The assumptions used in 2017 did not include the 20% discount for lack of marketability as the acquisition of MultiPlan by affiliates of H&F, certain other investors and certain members of management on June 7, 2016, provided a fair value which continued to be the most relevant factor when determining the fair value of stock option awards as of December 31, 2017. This change in accounting estimate resulted in the following effects for the years ended December 31, 2019 and 2018:
	For the Years Ended December 31,
($ in thousands, except number of shares and per share data)	2019	2018
Increase in income from continuing operations	$17,405	$15,958
Increase in net income	17,405	15,958
Weighted average number of shares outstanding – basic and diluted	10	10
Increase in net income per share – basic and diluted	$1,740,500	$1,595,800
Following is a vesting summary of the Class B Units for the periods ended December 31, 2019, 2018 and 2017:
($ in thousands)	Number of Units	Weighted Average Fair Value
Nonvested at December 31, 2017	159,722	$654.61
Awarded	—	—
Vested	(37,751)	$546.40
Forfeited	(3,682)	$546.40
Nonvested at December 31, 2018	118,289	$546.40
Awarded	—	—
Vested	(36,687)	$363.91
Forfeited	(931)	$363.91
Nonvested at December 31, 2019	80,671	$363.91
None of the Units were puttable as of December 31, 2019. The Company did not declare or pay any distributions during 2019 and 2018, but paid distributions of $96.7 million to Class B Unit holders during 2017 in connection with the obligation held by Holdings. The amount of these distributions in excess of the obligation provided by Holdings for the Units has been accounted for as an advance to the Class B Unit holders, which was recorded as a reduction of contributed capital, offset by adjustments for expense/income subsequently recognized.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
15.   Employee Benefit Plan
The Company sponsors a profit-sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers eligible employees and provides for discretionary employer contributions and a matching contribution subject to certain limitations of employee salary deferrals. Profit sharing expense was immaterial during the periods ended December 31, 2019 and 2018, and $7.4 million during the period ended December 31, 2017.
16.   Earnings Per Share
The following is a reconciliation of basic and diluted earnings per share for the years ended December 31, 2019, 2018 and 2017:
	Year Ended December 31,
($ in thousands, except number of shares and per share data)	2019	2018	2017
Numerator for earnings per share calculation
Net Income	$9,710	$36,223	$648,132
Denominator for earnings per share calculation
Weighted average number of shares outstanding – basic and diluted	10	10	10
Income per share – basic and diluted:
Net income per share – basic and diluted	$971,000	$3,622,300	$64,813,200
17.   Related Party Transactions
The accompanying consolidated statement of income and comprehensive income include expenses and revenues to and from related parties for the years ended December 31, 2019, 2018 and 2017 as follows:
	For the Years Ended December 31,
($ in thousands)	2019	2018	2017
Revenues	$2,373	$2,431	$2,837
Total revenues from related parties	$2,373	$2,431	$2,837
Cost of services	$(3,753)	$(4,985)	$(5,594)
General and administrative	(288)	(222)	(346)
Total expense from related parties	$(4,041)	$(5,207)	$(5,940)
The accompanying consolidated balance sheets include accruals from related parties as of December 31, 2019 and 2018 as follows:
	As of December 31,
($ in thousands)	2019	2018
Current liabilities:
Accounts payable	$2,500	$2,200
Total liabilities from related parties	$2,500	$2,200
The related party transactions include the following:
•
The Company purchased PPO network services from a company controlled by Hellman & Friedman LLC to supplement our provider network. We also recognize revenues from that same company for the use of our provider network and other claims processing services.

Polaris Parent Corp.
Notes to Consolidated Financial Statements
•
The Company has obtained insurance brokered through a company controlled by Hellman & Friedman LLC.

•
The Company compensates a non-employee member of the Board for his services on the Board. The Company also purchases cyber security risk management services from a company controlled by that same member of the Board.

•
The Company reimburses Hellman & Friedman LLC for reasonable out of pocket expenses that include travel, lodging, means, and any similar expenses.

18.   Subsequent Events
The Company has evaluated subsequent events after the balance sheet date through July 30, 2020, the date of issuance.
On July 12, 2020, Churchill Capital Corp III (“Churchill”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Churchill, Music Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Churchill, Music Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Churchill, the Company, and Holdings. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) by which, pursuant to a Private Investment in Public Equity of $1.3 billion to Churchill from a capital raise an additional $1.3 billion from the issuance of 6% interest convertible debt (with a conversion price of $13 per share), Churchill will acquire Holdings’ equity in the Company for a total consideration of $5.7 billion, paid in cash and in shares of Churchill.
The consummation of the Transactions is subject to customary closing conditions for transactions of this nature, including customary closing conditions for special purpose acquisition companies. In addition, the proposed Business Combination is subject to approval by Churchill’s stockholders. The Merger Agreement may be terminated prior to the closing of the Transactions by mutual agreement of Churchill and the Company, by either party if the Transactions are not consummated on or before January 28, 2021 (subject to extension) and under other circumstances as specified in the Merger Agreement.
At the effective time of the First Merger, each share of Class A common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of shares of Class A common stock, par value $0.0001 per share, of Churchill (the “Churchill Class A Common Stock”) as determined pursuant to the terms of the Merger Agreement. At the effective time of the First Merger, each share of Class B common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of cash as determined pursuant to the terms of the Merger Agreement. In order to facilitate the consummation of the Mergers, the Company has agreed to undergo a recapitalization pursuant to which, among other things, the aggregate number of authorized shares of the Company’s common stock will be increased to an aggregate of 30,880,280 shares, consisting of shares of Class A common stock, par value $0.001 per share, each having two votes per-share on all voting matters, and shares of Class B common stock, par value $0.001 per share, each having one vote per-share on all voting matters, and the Company’s existing capital stock will be exchanged for such new shares of Class A common stock and Class B common stock, as applicable.
In connection with the Merger Agreement, the Company and/or Holdings entered into additional agreements on July 12, 2020 related to and contingent upon the Transactions, including:
•
voting and support agreements with certain stockholders pursuant to which such stockholders have agreed to vote in favor of the adoption of the Merger Agreement and approval of the Transactions and certain other matters to be voted on at a special meeting of Churchill’s stockholders;

•
the Incentive Plan whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive

Polaris Parent Corp.
Notes to Consolidated Financial Statements
compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders;
•
an investor rights agreement which includes certain corporate governance rights, including entitling certain of the parties thereto to nominate directors to Churchill’s board of directors, and certain registration rights, including demand, shelf and piggy-back rights, subject to cut-back provisions; and

•
common stock subscription agreements pursuant to which Churchill has agreed to issue and sell shares of Churchill Class A Common Stock and warrants to purchase shares of Churchill Class A Common Stock and convertible notes subscription agreements pursuant to which Churchill has agreed to issue and sell senior unsecured convertible notes, in each case, to the applicable investors in order to finance the Transactions.

In connection with the Merger Agreement, Churchill issued an unsecured promissory note (the “Note”) in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of the Mergers. The Sponsor has the option to convert any unpaid balance of the Note into warrants to purchase one share of Churchill’s Class A Common Stock (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
Additionally, the Compensation Committee has approved a transaction bonus pool (in an aggregate amount of up to $20 million) that may be paid to employees, including executive officers, after consummation of the Transactions, in recognition of their efforts in connection with the completion of the Transactions. Each of Messrs. Tabak, Redmond and White are eligible to receive a $4 million transaction bonus and Mr. Tabak will determine the other individuals eligible to receive a transaction bonus and the amount and other terms of each transaction bonus. $6 million of the bonus pool will be allocated to general employees.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.